Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in Registration Statement No. 333-128437 (Form S-8), and Registration Statement No. 333-116317 (Form S-3) and Registration Statement No. 333-125373 (Form S-3) of Document Security Systems, Inc and Subsidiaries of our report, dated February 22, 2006, on the consolidated financial statements as of and for the year ended December 31, 2005, appearing in this Annual Report on Form 10-KSB of Document Security Systems, Inc. and Subsidiaries for the year ended December 31, 2005.

FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
March 6, 2006